Investor Relations Contact:	Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:	Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Delta Apparel Reports Fiscal 2017 Third Quarter and Nine-Month Results
Solid performance in challenging retail environment yields sales and earnings growth

GREENVILLE, SC – August 1, 2017—Delta Apparel, Inc. (NYSE MKT: DLA) today reported earnings per diluted share of $0.57 on net sales of $104.3 million for its fiscal third quarter ended July 1, 2017, compared with earnings of $0.32 per diluted share on net sales of $111.6 million in the prior year third quarter. Sales in the quarter increased $4.0 million, or approximately 4%, year-over-year after excluding sales in the recently-divested Junkfood Clothing Company business during the prior year quarter. The prior year third quarter included $11.3 million of sales in the Junkfood business divested by the Company on March 31, 2017, as well as an $0.18 per share expense related to the Company’s manufacturing realignment, both of which were non-recurring. Excluding the expense related to the manufacturing realignment, prior year third quarter earnings were $0.50 per diluted share.

For the first nine months of fiscal 2017, which included two quarters of sales in the since-divested Junkfood business, net sales were $293.8 million compared with $310.9 million in the prior year period. Excluding Junkfood sales, net sales for the first nine months would have shown a slight increase over the prior year period. Net income in the 2017 nine-month period was $8.4 million, or $1.07 per diluted share, including the $0.11 per diluted share gain on the sale of Junkfood. This compares to $6.7 million, or $0.84 per diluted share, in the prior year period including the above-referenced $0.18 charge to earnings related to the manufacturing realignment.

Basics Segment Review
Basics segment net sales in the 2017 third quarter were $79.0 million, a 9.6% increase over the $72.1 million reported in the prior year third quarter. Operating profit in the basics segment increased to $7.5 million, or 9.5% of sales, from $5.2 million, or 7.2% of sales, in the prior year period. Excluding the $1.8 million pre-tax expense related to the manufacturing realignment, prior year operating profit was $7.0 million, or 9.7% of sales.

Net sales in the Activewear business grew 11% from the prior year period, driven by single-digit sales growth in the Delta Catalog business and a 25% increase in the FunTees private label business. Delta Catalog sales benefited from improving conditions in the retail licensing channel coupled with continued growth in the ad-specialty and regional screenprint markets. The double-digit growth trend continued in Delta Catalog’s fashion basics, with sales up 60% from the prior year third quarter. FunTees continues to benefit from its expanded program offerings and positioning as a versatile private label solution for brands and retailers.

Art Gun’s net sales in the quarter declined $0.7 million from the prior year due to the loss of a customer coupled with delayed new partner launches stemming from general market softness. Several new customers are currently being on-boarded that, along with geographic expansion, should return Art Gun to double-digit sales growth in fiscal 2018.

Branded Segment Review
Branded segment net sales for the quarter were $25.3 million, compared with $39.5 million in the prior year period, which included $11.3 million of sales in the since-divested Junkfood business. The decline is due primarily to the impact of retailer bankruptcies, partially offset by sales growth at Salt Life. Operating profit for the branded segment was $2.1 million compared to $2.7 million in the prior year third quarter.

Soffe is growing certain sales channels and continues to perform well with e-retailers. Sales on Soffe’s consumer eCommerce site increased 15% during the third quarter and are up 24% year-to-date. Soffe is further investing in its direct-to-consumer strategy with the planned opening of two new Soffe-branded retail stores.

Salt Life achieved 48% year-over-year sales growth in its eCommerce business during the quarter but softness in the “big-box” retail sporting goods channel tempered overall growth, resulting in an aggregate sales increase of 2%. Despite the challenging retail environment, Salt Life’s sales growth and margin expansion drove record third quarter operating profit in this business. Salt Life continues to thrive in the independent channel and several new customer launches in the specialty retail channel are anticipated that should drive further growth.

Robert W. Humphreys, Delta Apparel, Inc. Chairman and Chief Executive Officer, commented, “The Company overall had a solid third quarter. Adjusting sales for the divestiture of Junkfood, our consolidated net sales increased 4% in the third quarter, with earnings per diluted share up approximately 14% over the prior year quarter. We continue to be pleased with our eCommerce business, which achieved year-over-year sales growth of 41% on our consumer sites during the quarter after excluding prior year Junkfood eCommerce sales, and 15% on our business-to-business sites during the quarter.

“Activewear performed well, with strong organic growth. We are realizing the incremental benefits of our manufacturing realignment and the manufacturing efficiencies have exceeded our expectations. We just launched a newly redesigned business-to-business website that we believe will greatly enhance the on-line experience for Activewear customers. The private label offerings in our FunTees business continue to garner customer interest and we are expecting record revenue in our FunTees business for the year.

“While we are disappointed that some of Art Gun’s new customer launches were delayed during the quarter, they remain in the pipeline and should be completed during the next two quarters. To capitalize on that growth and better serve our customers, we have ordered additional equipment that will increase Art Gun’s manufacturing capacity by more than 50%. Art Gun’s virtual inventory and fulfillment model continues to be an innovation focus for forward-looking businesses and creates exciting cross-selling opportunities across the Delta Apparel platform.

“Our Soffe business is achieving a level of sales stability and doing well with the military, e-retailers and on our Soffe-branded eCommerce sites. Many traditional retail channels remain challenging but we see opportunities for future growth with our made-in-America products. We continue to focus on cost and inventory reduction efforts and look forward to expanding Soffe’s brand awareness among consumers through the opening of additional retail stores in the upcoming quarters.

“Salt Life’s growth continues even with the loss of certain retail doors to bankruptcies. Consumers continue to seek our new performance products incorporating leading-edge fabrics. Salt Life’s consumer touch points now include a new retail store in Columbus, Georgia and the first Salt Life outlet store is scheduled to open soon in Daytona Beach, Florida. Sales on Salt Life’s branded eCommerce website have grown 47% in the first nine months of fiscal 2017. We are excited about the positive feedback we continue to receive from retailers and consumers on Salt Life’s product direction and brand identity.

“Although many retail channels remain challenging, Delta Apparel continues to improve its market position. Our omni-channel marketing strategy combined with our strong manufacturing base is driving growth in our basics and branded segments. We believe Delta Apparel is pointed toward a good fourth quarter and will continue to position itself for future success.”

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 4:30 p.m. ET. The Company invites you to join the call by dialing 888-503-8177. If calling from outside the United States, please dial 719-325-2140. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through September 1, 2017. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 3108708.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessories. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.deltaapparel.com, www.coastapparel.com, www.saltlife.com and www.soffe.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,800 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; the inability to successfully implement certain strategic initiatives; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in ecommerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Tables Follow

SELECTED FINANCIAL DATA:	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	(Unaudited)		(Unaudited)
	Jul 1, 2017	Jul 2, 2016	Jul 1, 2017	Jul 2, 2016
Net Sales	$104,281	$111,552	$293,755	$310,883
Cost of Goods Sold	82,012	86,566	229,697	241,301
Gross Profit	22,269	24,986	64,058	69,582

Selling, General and Administrative	16,964	19,396	52,523	56,311
Restructuring Costs	-	1,663	-	1,663
Change in Fair Value of Contingent Consideration	(400)	(300)	(600)	(600)
Gain on Sale of Business	-	-	(1,295)	-
Other (Income), Net	(146)	-	(413)	(178)
Operating Income	5,851	4,227	13,843	12,386

Interest Expense, Net	1,256	1,338	3,868	4,009

Income Before Provision for Income Taxes	4,595	2,889	9,975	8,377

Provision for Income Taxes	127	347	1,563	1,716

Net Income	$4,468	$2,542	$8,412	$6,661

Weighted Average Shares Outstanding
Basic	7,541	7,714	7,580	7,736
Diluted	7,866	8,002	7,869	7,971

Net Income per Common Share
Basic	$0.59	$0.33	$1.11	$0.86
Diluted	$0.57	$0.32	$1.07	$0.84

		July 1, 2017	Oct 1, 2016	July 2, 2016
		(Unaudited)	(Audited)	(Unaudited)
Current Assets
Cash		$489	$397	$772
Receivables, Net		56,310	63,609	59,865
Income Tax Receivable		842	86	111
Inventories, Net		175,873	164,247	167,147
Note Receivable		2,889	-	-
Prepaids and Other Assets		4,414	4,145	5,082
Total Current Assets		240,817	232,484	232,977

Noncurrent Assets
Property, Plant & Equipment, Net		42,443	43,503	43,625
Goodwill and Other Intangibles, Net		36,293	57,651	57,894
Deferred Income Taxes		3,705	5,246	5,559
Other Noncurrent Assets		6,034	5,768	5,435
Total Noncurrent Assets		88,475	112,168	112,513

Total Assets		$329,292	$344,652	$345,490

Current Liabilities
Accounts Payable and Accrued Expenses		$65,323	$73,101	$68,353
Income Tax Payable		-	-	-
Current Portion of Long-Term Debt		7,771	9,192	8,516
Total Current Liabilities		73,094	82,293	76,869

Noncurrent Liabilities

Long-Term Debt	94,885	106,603	113,786
Other Noncurrent Liabilities	4,041	3,741	3,895
Total Noncurrent Liabilities	98,926	110,344	117,681

Shareholders' Equity	157,272	152,015	150,940

Total Liabilities and Shareholders' Equity	$329,292	$344,652	$345,490